Exhibit 99.1

PRESS RELEASE

Bristow Group Names John Briscoe Senior Vice President and Chief Financial Officer

HOUSTON, June 5, 2014 — Bristow Group Inc. (NYSE: BRS), the leading provider of helicopter services to the offshore energy industry, announced today that John Briscoe has been appointed to the position of Senior Vice President and Chief Financial Officer, effective June 9, 2014.

John has an extensive background in senior financial leadership positions, most recently as Senior Vice President and Chief Financial Officer of Weatherford International Ltd from March 2012 to September 2013. As CFO, John set the financial direction of the company and helped bolster investor confidence during a turnaround of the financial organization. He joined the company as Chief Accounting Officer in August 2011.

Prior to Weatherford, John served as a senior executive at Transocean from 2005 through 2011 in financial roles including Vice President and Controller and Director of Investor Relations. During John’s time at Transocean, he was responsible for audit, controls, financial systems, joint venture accounting and financial planning and analysis for operations in 40 countries. Among his achievements at Transocean, he led the integration of the $18 billion acquisition of GlobalSantaFe.

Before joining Transocean in 2005, John held senior financial positions with Ferrellgas Inc. and Dresser Industries. His career also includes seven years of public accounting experience with KPMG and Ernst & Young. John is a certified public accountant and holds a Bachelor’s degree in Business Administration from the University of Texas.

Jonathan Baliff, who has served as Bristow’s Senior Vice President and Chief Financial Officer since 2010 and with this appointment will now serve as President until assuming the additional role of Chief Executive Officer on July 31, 2014, said: “John has a tremendous track record of value creation and depth of experience in numerous senior financial roles, including CFO, at complex, global energy service companies. His proven executive leadership, comprehensive investor relations skills and commitment to safety and to prudent balance sheet management uniquely qualify him for this important role. John complements our senior management team as we continue to safely serve our global clients, honor our core values and grow Bristow for the benefit of all our stakeholders.”

For further information please contact:

Linda McNeill

Director of Investor Relations

Bristow Group

(713) 267-7622

linda.mcneill@bristowgroup.com

Tricia Morley

Director of Global Communications

Bristow Group

(713) 267-7618

Tricia.morley@bristowgroup.com

About Bristow Group

Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad. For more information, visit the Company’s website at www.bristowgroup.com.